Exhibit 1(j)

BLACKROCK SERIES, INC.

ARTICLES SUPPLEMENTARY

BLACKROCK SERIES certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-ended company under the Investment Company Act of 1940, as amended, with the authority to issue Thirteen Billion Four Hundred Million (13,400,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock International Fund
Institutional Common Stock	100,000,000
Investor A Common Stock	100,000,000
Investor C Common Stock	100,000,000
Class R Common Stock	100,000,000
Class K Common Stock	2,000,000,000
Total: 2,400,000,000

The remainder of the authorized capital stock of the Corporation, Eleven Billion (11,000,000,000) shares, is not designated or classified as to any class or series. All shares of all classes of the capital stock of the Corporation have a par value of $0.0001 per share and an aggregate par value of One Million Three Hundred Forty Thousand Dollars ($1,340,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-charter, the Board of Directors hereby designates One Billion Nine Hundred Million (1,900,000,000) shares of authorized but unissued capital stock of the Corporation as shares of Institutional Common Stock of BlackRock International Fund.

THIRD: After the designation of authorized shares of capital stock of the Corporation set forth herein, the Corporation will have the authority to issue Thirteen Billion Four Hundred Million (13,400,000,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares

BlackRock International Fund
Institutional Common Stock	2,000,000,000
Investor A Common Stock	100,000,000
Investor C Common Stock	100,000,000
Class R Common Stock	100,000,000
Class K Common Stock	2,000,000,000
Total: 4,300,000,000

The remainder of the authorized capital stock of the Corporation, Nine Billion One Hundred Million (9,100,000,000) shares, is not designated or classified as to any class or series. All shares of the Corporation’s capital stock have a par value of $0.001 per share and an aggregate par value of One Million Three Hundred Forty Thousand Dollars ($1,340,000).

FOURTH: All of the shares of the Corporation’s capital stock continue to have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Corporation’s charter.

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IN WITNESS WHEREOF, BLACKROCK SERIES, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by the person named below who acknowledges that these Articles Supplementary are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 26th day of April 2022.

ATTEST:	BLACKROCK SERIES, INC.

By:
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer